CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard CMT Funds of our reports dated October 18, 2023, relating to the financial statements and financial highlights, which appear in Vanguard Market Liquidity Fund and Vanguard Municipal Cash Management Fund’s Annual Reports on Form N-CSR for the year ended August 31, 2023. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 20, 2023